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                                                                    EXHIBIT 10.6

Adolfo Pons Avila
Banco Mercantil, C.A. (Banco Universal)
Edificio Mercantil
Avenida Andres Bello, No. 1
Caracas, Venezuela


                                    GUARANTY

1. For value received, Harvest Natural Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, (hereinafter the "Guarantor") hereby unconditionally and irrevocably guarantees to BANCO MERCANTIL, C.A., (Banco Universal), a banking institution organized under the laws of the Republic of Venezuela, (hereinafter the "Bank") the due and timely payment at maturity (whether by expiration of the term agreed upon, by acceleration or otherwise) of all Obligations and Liabilities, as defined hereunder, of Benton Vinccler, C.A., a corporation organized and existing under the laws of the Republic of Venezuela, (hereinafter the "Borrower") to the Bank up to the sum of FIFTEEN MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (U.S. $15,500,000), or an equivalent amount in Venezuelan Bolivars, plus overdue interest, conventional and penalty interest, commissions, judicial or extra-judicial collection expenses (including reasonable attorneys' fees) which may be incurred by the Bank enforcing any rights hereunder.

         "Obligations and Liabilities" means any loans including principal and interest, drafts, bonds or any other credit facility granted by the Bank to the Borrower for the purpose of financing the construction of a gas pipeline and related facilities from Uracoa to Macapaima.

2. In the event of default by the Borrower, as defined in the agreement(s) between the Borrower and the Bank, on any of the Obligations and Liabilities guaranteed herein to the Bank, the latter will give notice to the Guarantor by telex, cable or certified letter, and the Guarantor undertakes to pay within five (5) banking days to the Bank the sums due by reason of such default.

3. Except as provided above, the Guarantor expressly waives all presentment for collection, demands for default, protest, notice of default on payments or acceptance of this guaranty by the Bank.



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4.       The obligations of the Guarantor assumed by virtue of this Guaranty are independent of the obligations of the Borrower, and consequently, the Bank will not be obligated under any circumstance to file any legal proceeding or exhaust any remedies it may have against the Borrower prior to calling on the Guarantor under the terms of this Guaranty.

5. The Guarantor will not be released from its obligations hereunder as a result of any legal impediment or inability of the Borrower. Also, the obligations of the Guarantor shall remain in force and will not be affected by the eventual bankruptcy, suspension of payments, dissolution or similar proceeding that in any way may affect the Borrower's Obligations and Liabilities.

6. The obligations of the Guarantor shall remain in force until the payment in full of each and all of the Borrower's Obligations and Liabilities to the Bank that are guaranteed hereunder, including (without limitation), principal, interest, expenses and other sums of money, as detailed in the first clause of this Guaranty.

7. Upon the execution of this guaranty, the Guarantor agrees not to make any amendment thereto without the prior written consent by the Bank.

8. This Guaranty will be governed by, and construed and enforced in accordance with, the laws of the State of New York. The parties elect the city of New York as special domicile and agree to be subject to the courts in New York city.

In witness thereof, the undersigned has caused this Guaranty to be executed on this 26th day of September in the year 2002.


HARVEST NATURAL RESOURCES

/s/ Steven W. Tholen
--------------------------------------------
Steven W. Tholen
Senior Vice President, CFO